Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement on Form S-8 (Registration
No. 333-108383) of the Peoples Bancorp Inc. Retirement Savings Plan of our report dated June 30,
2016, on our audits of the statements of net assets available for benefits of Peoples Bancorp Inc.
Retirement Savings Plan as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years ended December 31, 2015 and 2014, which report appears in the December 31, 2015 annual report on Form 11-K of Peoples Bancorp Inc. Retirement
Savings Plan.

/s/ BKD, LLP

Cincinnati, Ohio
June 28, 2016